Exhibit 10.1

ESCO TECHNOLOGIES INC.

SUB-PLAN FOR THE COMPENSATION OF NON-EMPLOYEE DIRECTORS

UNDER THE 2018 OMNIBUS INCENTIVE PLAN, AS AMENDED

1.Purpose. This Sub-Plan has been adopted by the Human Resources and Compensation Committee (the “HRCC”) of ESCO Technologies Inc. (the “Company”) pursuant to the Company’s 2018 Omnibus Incentive Plan, as amended (the “Omnibus Plan”), to provide for the compensation of the Company’s non-employee directors (“Directors”) who contribute to the Company’s success by their ability, ingenuity and knowledge, and to better ensure that the interests of the Directors are more closely aligned with the interests of the Company’s shareholders by paying a significant portion of their compensation in shares of the Company’s common stock (“Common Stock”). This Sub-Plan is intended as a continuation of the Company’s Compensation Plan for Non-Employee Directors under which compensation was awarded to Directors through 2021, and all awards and elections, including deferral elections, and accruals of Share Units, made under that Plan shall continue in effect under this Sub-Plan according to their terms.

2.Payment of Annual Retainer.

(a)Each Director shall receive an annual retainer fee (the “Retainer Fee”) in an amount determined from time to time by action of the HRCC. The HRCC shall also determine from time to time the frequency of and/or the conditions which must be satisfied regarding the payments and distributions of the Retainer Fee.

(b)The HRCC shall also determine what portion (if any) of the Retainer Fee shall be payable in cash (the “Cash Portion of the Retainer Fee”), and what portion (if any) of the Retainer Fee shall be awarded in shares. Such shares may be restricted or unrestricted shares of Common Stock (“Shares”) or restricted share units (RSUs) representing rights to acquire Shares subject to specified service or other conditions determined by the HRCC from time to time (in either case, the “Stock Portion of the Retainer Fee”). The Stock Portion of the Retainer Fee shall be either a predetermined number of Shares or RSUs or a number of Shares or RSUs having an aggregate Fair Market Value on the date as of which the Stock Portion of the Retainer Fee is awarded (the “Award Date”) or such other amount as may be determined by the HRCC from time to time. For purposes of this Sub-Plan, “Fair Market Value” as of a given date shall mean the closing price of the Common Stock on the New York Stock Exchange (“NYSE”) on such date, or if such date is not a trading day on the NYSE, then on the last previous trading day. Where the Stock Portion of the Retainer Fee is awarded as RSUs, conversion of the RSUs into Shares shall occur on the Vesting Date hereinafter defined and such Shares shall be distributed as promptly thereafter as practicable. A new Director elected to the Board and serving as a Director for a partial year may be awarded only a portion of the Cash Portion of the Retainer Fee and or Stock Portion of the Retainer Fee as determined by the HRCC in its sole discretion.

(c)To be entitled to the full Cash Portion of the Retainer Fee, a Director must be serving on the Board on the day the Cash Portion of the Retainer Fee is paid and must not have given notice of retirement, resignation or to not stand for reelection to the Board of Directors. To be entitled to receive the Shares constituting or underlying the Stock Portion of the Retainer Fee, a Director must be serving on the Board continuously from the Award Date until the close of business on the date all of the conditions specified in the Award have been satisfied (the “Vesting Date”).

(d)If a director dies or becomes disabled prior to the vesting and payment of any unvested Shares, such Shares will be forfeited. The HRCC may permit or provide for partial vesting and/or payment of such portion of the Share Retainer Fee in its sole discretion.

3.Other Cash Compensation. In addition to payment of the Retainer Fee provided for in Section 2, each Director shall be paid such additional cash fees for service as chair of a committee or service as lead director and/or such other fees as may be approved by the HRCC from time to time.

4.Elective Deferral of Compensation.

(a)Election to Defer. Directors may elect to defer the receipt of (i) all (but not less than all) of the Cash Portion of the Retainer Fee and other cash compensation (together, “Cash Compensation”) and/or (ii) all (but not less than all) of the Stock Portion of the Retainer Fee (“Stock Compensation”), in each case by executing and delivering an election form to the Company no later than the end of the calendar year preceding the calendar year in which such amounts will be earned and subject to such other conditions as the HRCC shall determine. Any new Director may make such elections at any time up to 30 days after the date he or she becomes a Director, for Cash Compensation and/or Stock Compensation paid after the effective date of the election form. Any new deferral election form filed by a Director shall apply only to Cash Compensation and/or Stock Compensation awarded after the calendar year in which such new election form is filed and shall be irrevocable as to amounts awarded in the following calendar year, or in the case of an election by a new Director made in the same calendar year that he or she joins the Board such deferral election shall be irrevocable for the remainder of the calendar year. An election to defer receipt of the Cash Compensation and/or the Stock Compensation shall remain in effect until a new election form is delivered to the Company, provided that once distributions have commenced no further deferrals may be elected. A deferral election made under the Compensation Plan for Non-Employee Directors shall remain effective for all future compensation awarded under this Sub-Plan until a new deferral election form is received from the Director.

(b)Deferred Compensation Account.

(i)The Company shall establish a deferred compensation bookkeeping account (the “Account”) for each Director electing to defer Cash Compensation and/or Stock Compensation. As of the date Cash Compensation or Stock Compensation would otherwise be paid or awarded to the Director absent the deferral election, the Company shall credit to the Account the amount of Cash Compensation and/or Stock Compensation which the Director has elected to defer. The credit shall be in stock units (“Stock Units”) only, determined as follows:

(A)For each share of Common Stock which the Director elects to defer, the Company shall credit the Account with one Stock Unit.

(B)For any Cash Compensation which the Director elects to defer, the Company shall credit the Account with that number of Stock Units equal to the dollar amount of such compensation, divided by the Fair Market Value per share of the Common Stock as of the day such Cash Compensation would otherwise have been paid.

(ii)The Account shall be credited, as of the payment date of any cash dividends paid on Common Stock, with additional Stock Units equal to the product of the per share dividend and the number of Stock Units credited to the Account and dividing such product by the Fair Market Value per share of the Common Stock as of the dividend payment date. The Account shall be credited, as of the payment date of any stock dividends paid on Common Stock with additional Stock Units equal to the product of the per share dividend and the number of Stock Units credited to the Account.

(c)Distribution of Deferred Compensation Account.

(i)Except as otherwise provided in this Sub-Plan, the balance in the Account shall be distributed to the Director, or in the case of installment payments, the installments shall begin, on the date which the Director has specified on the election form; provided, however, that such distributions must begin no later than the Director’s 65th birthday or upon termination of the Director’s service as a Director, whichever is later. Distributions shall be made in cash and/or in shares of Common Stock as the Director has specified on the election form; provided that the portion of the Account representing deferrals of the Stock Portion of the Retainer Fee may only be distributed in the form of Common Stock.

(ii)Distributions shall be made either in a lump sum or, as specified on the Director’s election form, in quarterly, semi-annual or annual installments, over a period not to exceed 5 years from the Commencement Date; provided, that Common Stock may not be distributed more frequently than semi-annually. An election to change the medium (i.e. cash or stock) of distribution with respect to the Account must be received by the Company prior to January 1 of the calendar year in which distributions are to be made pursuant to such election and must be approved in advance by the HRCC. An election to change the form (lump sum or installments) or the timing of distributions with respect to the Account must be approved in advance by the HRCC and (A) in the case of any such elections which were received by the Company prior to January 1, 2008, applied only to amounts that would not otherwise have been payable in 2007 and would not have caused an amount to be paid in 2007 that would not otherwise have been payable in 2007, and (B) in the case of any other such election, must be received by the Company at least one year prior to the date such distribution would otherwise be made or commence, and payment or commencement of such distribution shall be deferred for a period of five years (or such longer period elected by the Director) from the date such distribution would otherwise have been made or commenced.

(iii)Notwithstanding the provisions of any election under paragraph 4(c)(i) or 4(c)(ii):

(A)If the Director’s service on the Board terminates by reason of the Director’s death, the vested balance in the Account (determined in accordance with paragraph 4(c)(i) as of the date of death) shall be payable in a lump sum in cash on a date selected by the Company occurring within 30 days after January 1 of the following calendar year.

(B)If the Director’s service on the Board terminates by reason of the Director’s disability (as hereafter defined), the vested balance in the Account (determined in accordance with paragraph 4(c)(i) as of the date of disability) shall be paid in a lump sum in cash on a date selected by the Company which is within 30 days following the Director’s disability. For this purpose, disability means only the Director’s inability to engage in any substantial gainful activity (including but not limited to service on the Board) by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months.

(iv)The amount of each distribution from the Account shall be determined as follows:

(A)If in cash, the distribution shall be a dollar amount equal to the number of Stock Units to be distributed multiplied by the Fair Market Value per share of Common Stock as of the day prior to the distribution date.

(B)If in Common Stock, the distribution shall be a number of shares of Common Stock equal to the number of Stock Units to be distributed, rounded down to the nearest whole share of Common Stock, and any fractional share shall be paid in cash in an amount equal to the fractional share multiplied by the Fair Market Value per share as of the day prior to the distribution date.

(d)Change in Control.

(i)Notwithstanding any other provision of this Sub-Plan, if a Change in Control occurs and within one year subsequent to such Change in Control the Director ceases to serve as a member of the Board for any reason, the balance in the Director’s Account shall be paid in a lump sum to the Director, in the manner determined in paragraph 4(d)(ii) below, not later than 2½ months after the date the Director ceases to serve.

(ii)The payment made pursuant to 4(d)(i) shall be a Cash Distribution in an amount equal to the greater of the following:

(A)the number of Stock Units then credited to the Account multiplied by the Fair Market Value per share of Common Stock as of either (I) the date of termination of the Director’s service on the Board (if such Common Stock is still in existence), or (II) the date of the Change in Control, whichever is greater; or

(B)the number of Stock Units then credited to the Account multiplied by the fair market value per share of the consideration received by holders of Common Stock in the Change in Control as of either (i) the date of termination of the Director’s service on the Board, or (ii) the last day on which the Common Stock is traded prior to the date of the Change in Control, whichever is greater.

(iii)Notwithstanding paragraph 4(d)(ii) above, if the consideration in the Change in Control takes the form of stock of an acquiring corporation, payment may at the discretion of the HRCC be in the form of such stock of such corporation in lieu of cash, provided that for purposes of calculating the number of shares of the acquiring corporation to be received, a Director’s Account shall be converted to stock of the acquiring corporation using the same conversion ratios applied to the Common Stock of the Company that is converted to shares of the acquiring corporation.

(iv)As used in this Plan, “Change in Control” means:

(A)A merger, consolidation or reorganization of the Company in which, as a consequence of the transaction, a majority of the incumbent Directors immediately prior to such transaction are replaced during the 12-month period following such transaction as directors of the continuing or surviving corporation by directors whose appointment or election is not endorsed by a majority of such incumbent Directors; or

(B)The acquisition, directly or indirectly, of the power to vote more than 50% of the outstanding Common Stock and/or any other stock of the Company with voting rights by any person, entity or “group” (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934); or

(C)Any sale or other transfer, in one or a series of related transactions occurring within a 12-month period, by any person, entity or “group” (within the meaning of Section 409A, as hereinafter defined) of all or substantially all of the assets of the Company.

(v)The Company shall promptly reimburse the Director for all legal fees and expenses reasonably incurred in successfully obtaining or enforcing any right or benefit provided under this Section.

5.Distribution of Common Stock. The maximum number of shares of Common Stock available for distribution pursuant to this Sub-Plan or to any Director hereunder shall be as specified in the Company’s 2018 Omnibus Incentive Plan, as from time to time amended, or its successor plan. The shares of Common Stock issuable to Directors under this Sub-Plan may be issued from shares held in the Company’s treasury or from original-issue shares as determined by the appropriate officers of the Company.

6.Adjustment to Shares of Stock Issuable Pursuant to Plan. In the event of any change in the outstanding shares of Common Stock of the Company by reason of any stock split, stock dividend or recapitalization of the Company, an equitable adjustment shall be made to the number of shares of Common Stock issuable under this Sub-Plan, the amount of the Stock Portion of the Retainer Fee set forth in Section 2 and the number of Stock Units credited to the Account for any Director, as the HRCC determines is necessary or appropriate, in its discretion, to give proper effect to such corporate action. Any such adjustment determined in good faith by the HRCC in accordance with the provisions of the Omnibus Plan shall be conclusive and binding for all purposes of this Sub-Plan.

7.Amendments. Section 4(d) of this Sub-Plan may not be amended or modified or terminated after the occurrence of a Change in Control with respect to benefits accrued as of such occurrence. This Sub-Plan may otherwise be amended, modified or terminated by the HRCC at any time, provided that no such action shall reduce the amounts credited to the Account of any Director immediately prior to such action or change the time, method or manner of distribution of such Account, or shall be contrary to the provisions of the Omnibus Plan.

8.Section 409A Compliance. It is intended that no compensation awarded under this Sub-Plan shall be subject to any interest or additional tax under Section 409A of the Internal Revenue Code of 1986 (together with any successor statute, “Section 409A”), and the terms of this Sub-Plan should be construed accordingly. In the event Section 409A is amended after the date hereof, or regulation or other guidance is promulgated after the date hereof that would make any compensation under this Sub-Plan subject to the provisions of Section 409A, then the terms and conditions of this Sub-Plan shall be interpreted and applied, to the extent possible, in a manner to avoid the imposition of the provisions of Section 409A. If any award of compensation to a Director under this Sub-Plan may result in the application of Section 409A, then the Company and the Director will negotiate in good faith to amend this Sub-Plan and/or the award to the extent necessary to comply with the requirements of Section 409A, provided that no such amendment shall increase the total financial obligation of the Company under the award. Notwithstanding the preceding, the Director shall be responsible for any and all tax liabilities, including liability under Section 409A with respect to compensation Awards made to the participant; and neither the Committee nor the Company shall have any liability to a Director for reimbursement or otherwise on account of any such tax liabilities which may be imposed on the Director.

9.Miscellaneous.

(a)The provisions of this Sub-Plan shall be binding upon and enforceable against the Company and/or the continuing or surviving corporation in a Change of Control.

(b)Neither the Director nor any other person shall have any interest in any fund or in any specific asset of the Company by reason of amounts credited to the Account of a Director hereunder, or the right to exercise any of the rights or privileges of a shareholder (including the right to vote) with respect to any Stock Units credited to the Account or to receive any distribution under this Sub-Plan except as expressly provided for in this Sub-Plan. Distributions hereunder shall be made from the general assets of the Company, and the rights of the Director shall be those of an unsecured general creditor of the Company.

(c)The Company may require that the Directors shall agree to acquire shares of Common Stock under this Sub-Plan for investment and not for resale or distribution except pursuant to a registration statement under the Securities Act of 1933 or an exemption from such registration, and may require that certificates representing such shares shall bear a customary restrictive legend to this effect.

(d)The interest of a Director under this Sub-Plan shall not be assignable by the Director or the Director’s beneficiary or legal representative, either by voluntary assignment or by operation of law, and any such attempted assignment shall be ineffective to transfer the Director’s interest; provided, however, that (i) the Director may designate beneficiaries to receive any benefit payable under this Sub-Plan upon death, and (ii) the legal representative of the Director’s estate may assign his or her interest under this Sub-Plan to the persons entitled to any such benefit.

(e)Nothing contained herein shall impose any obligation on the Company to continue the tenure of the Director beyond the term for which such Director has been elected or prevent his or her removal.

(f)Each Director shall be responsible for payment of any taxes imposed by the federal or any state or local government on any payments or distributions of the Retainer Fee.

(g)This Sub-Plan shall be administered and interpreted by and all questions arising in connection therewith shall be determined by the HRCC, whose interpretation or determination shall be conclusive and binding. All awards and any payments or share distributions are at the sole discretion of the HRCC.

(h)If any amounts deferred pursuant to this Sub-Plan are found in a final judgment or other order to have been includible in gross income by a Director prior to payment of such amounts from his or her Account, such amounts shall be immediately paid to such Director, notwithstanding any election pursuant to Section 4.

(i)The provisions of this Sub-Plan shall be governed by and construed in accordance with the laws of the State of Missouri, without regard to the principles of conflicts of law which might otherwise apply.

10.Effective Date. This Sub-Plan applies to all compensation awarded to Directors beginning in 2022, but unless otherwise expressly provided herein all prior awards, deferral elections and accruals shall remain in effect.

ESCO TECHNOLOGIES INC.

SUB-PLAN FOR THE COMPENSATION OF NON-EMPLOYEE DIRECTORS

UNDER THE 2018 OMNIBUS INCENTIVE PLAN, AS AMENDED

DEFERRED COMPENSATION ELECTION FORM

1. COMPENSATION TO BE DEFERRED:

◻	I hereby elect to defer payment of my Cash Compensation.
◻	I hereby elect to defer distribution of my Stock Compensation.

I understand that all deferrals will be credited as Stock Units to my Deferred Compensation Account.

2. TYPE OF DISTRIBUTION:

Deferred Stock Compensation:

◻	Lump Sum – in shares
◻	Installments over ____years (may not exceed 5 years)
◻	Semi-Annually in shares
◻	Annually in shares

Deferred Cash Compensation:

◻	Lump Sum – in cash
◻	Lump Sum – in shares
◻	Installments over ____years (may not exceed 5 years)
◻	Semi-Annually ______% in cash; ____% in shares
◻	Annually ______% in cash; ____% in shares
◻	Quarterly in cash

3. TIME OF DISTRIBUTION:

◻	Lump sum distribution to be made on __________________________.
◻	Installment distributions to commence on _______________________.

◻Distribution to be made or commence upon my retirement as a Director of the Company.

4. DESIGNATION OF BENEFICIARY/BENEFICIARIES: (Please include SSAN and address)
In the absence of such designation, any remaining distribution(s) will be made to your estate.

Name	Address	Social Security Number	% (if not 100%)

5. EFFECTIVE PERIOD; REVOCATION:

This deferment will remain in effect with respect to each such subsequent year until such time as I may revoke the deferment or distributions commence, whichever is earlier. Such later filings shall apply only to compensation to be earned after the calendar year in which such later filings are made.

◻	I hereby revoke my previous election to defer payment of my Cash Compensation.
◻	I hereby revoke my previous election to defer payment of my Stock Compensation.

Signature:
Print Name:
Date Signed: